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                                EXHIBIT 10.17(b)




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                              THROUGHPUT AGREEMENT

       This Throughput Agreement is being executed and entered into by Tengasco Pipeline Corporation ("TPC"), and M. E. Ratliff ("Ratliff") this 16th day of August, 2000.

       Pursuant to that certain Loan Agreement between TPC and Ratliff dated as of August 16, 2000, and related documents as the same may be amended from time to time ("Loan Agreement"), Ratliff and other similarly situated persons are making available to TPC, a wholly owned subsidiary of Tengasco, Inc., a loan in the aggregate principal amount of 5.6 million dollars, a portion of which is being loaned by Ratliff and that portion being referred to herein as the "Loan," to provide financing for the construction of TPC's Swan Creek-Kingsport natural gas pipeline ("Pipeline"). As an additional consideration for Ratliff's agreement to make the Loan to TPC, TPC has agreed that Ratliff shall be entitled to participate in the revenue associated with the operation of the Pipeline to the extent described in this Agreement.

       NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged hereby, TPC agrees as follows:

       Throughput Revenue Participation. Effective as of the commencement of operations by the Pipeline, and each month thereafter until the Loan is paid in full, TPC shall be liable for the payment to Ratliff of Ratliff's Proportional Part of a total Throughput Fee of ten cents ($0.10) per MMBtu of natural gas delivered through the Pipeline. The Proportional Part of the total ten-cent Throughput Fee that Ratliff is entitled to receive under this Agreement is that portion of the ten-cent fee equal to the ratio of the Loan being made by Ratliff to the total of all amounts loaned to TPC for this pipeline financing, currently $5.6 million. The volumes delivered through the Pipeline shall be determined on a monthly basis and shall equal the sum of all volumes delivered at delivery points on the pipeline, net of line losses and fuel.

       Default. In the event of any failure by TPC to perform, or cause the performance of, any of its obligations under this Agreement, in addition to any and all other remedies available to Ratliff under this Agreement, the failure will constitute an Event of Default under the Loan Agreement.

       Enforcement Action. In the event Ratliff is required to take legal action against TPC to enforce their right to any payments due under this Agreement or to enforce the performance by TPC of any other obligations under this Agreement, Ratliff shall be entitled to recover from TPC all of the costs and expenses of such legal action including without limitation attorneys fees and court costs.

       Term. Unless earlier terminated by Ratliff in its sole discretion, this Agreement shall continue in full force and effect for so long as the Loan remains unpaid. When at any time the Loan is paid, this Agreement shall terminate without any further action by TPC or by Ratliff and Ratliff shall release all liens upon the Pipeline in accordance with the Loan Agreement.


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       Notices and Payments. Unless changed by written notice, all payments, volume information, notices or other communications to Ratliff shall be sent to the following address:

             M. E. Ratliff
             603 Main Avenue, Suite 500
             Knoxville, TN 37902

       Miscellaneous.

       (a) Successors. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors, and assigns. Ratliff may not assign this Agreement without written consent of TPC, which consent may not be unreasonably withheld.

       (b) Rights Cumulative; No Waiver: The rights granted Ratliff under this Agreement or the Loan Agreement or allowed by law or equity shall be cumulative and may be exercised at any time and from time to time. No failure on the part of Ratliff to exercise, and no delay in exercising, any right shall be construed or deemed to be a waiver thereof, nor shall any single or partial exercise by Ratliff of any right preclude any other future exercise thereof or the exercise of any other right.

       (c) Severance. If any provision of this Agreement or any application of any provision shall have been declared invalid, illegal or unenforceable by any court or agency of competent jurisdiction, such declaration shall not affect or impair the validity, legality and enforceability of any other provisions of this Agreement or of the Loan Agreement or any other application of such provisions.

       (d) Amendment. This Agreement may not be amended, modified or changed, nor shall any waiver of any provision hereof be effective, except by an instrument in writing signed by the party against whom enforcement of the amendment, modification, change, or waiver is sought.

       (e) Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.

       (f) Interpretation. All terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the Loan Agreement.

       (g) Counterparts. This document may be executed in counterparts, all of which executed counterparts shall together constitute a single document. Signature and acknowledgment pages may be detached from the counterparts and attached to a single copy of this document to physically form one document.



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       IN WITNESS WHEREOF, Ratliff and TPC have executed this agreement as of the day and year first above written.

                                     TENGASCO PIPELINE CORPORATION


                                     BY: /s/ Robert M. Carter
                                        --------------------------------------
                                           Robert M. Carter, President

                                      /s/  M. E. Ratliff
                                     -----------------------------------------
                                           M. E. Ratliff



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